CCI Announces New Website and Products

Tuesday April 22, 12:09 pm ET

ELIZABETHTOWN, Ky., April 22 /PRNewswire-FirstCall/ -- Competitive Companies, Inc., (OTC Bulletin Board: CCOP - News) www.ccinow.net (corporate web site), today announces its new Web site www.ccidirectwholesale.com . This new site will allow its current customer base to purchase electronic, household, business, clothing & jewelry available at large discounts compared to big box stores. The company expects to expand its current product list to cover over 4.5 million items. These products will be shipped out directly to the customers office or business within two to three business days.

Savings range from 10% to 80% off MSRP with access to any product if not found currently on the site. A simple email to our "E-team" will get a discounted price for the product of your dreams within hours of your email.

Become a free member of CCI Direct and receive extra discounts and savings with your purchase by registering at www.ccidirectwholesale.com . The company is also implementing an affiliate program whereby we will offer special incentives for those who wish to make available their own customer base via e-mail, or direct mail programs.

The opening of this site will greatly enhance the company's economic position by creating a wider customer base from that of just servicing large apartment complexes in the past.

The 800 service program previously announced for businesses now shows the potential to save money on normal start up cost as CCI has recently been appointed as a Samsung business partner for computers, printers and monitors. Each of these new business customers will automatically be registered with the company as an affiliate so that the company will receive incentive programs for its clients as well as employees discounts.

Forward-Looking Statements:

This press release contains statements that are "forward-looking" and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words "expect," "intend," "estimate," "will" and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are "forward-looking" statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

Source: Competitive Companies, Inc.